As filed with the Securities and Exchange Commission on August 25, 2010

Registration No. 333-167106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1/A

Post-Effective Amendment Number 1 To

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

FPB BANCORP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	6024	65-1147861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1301 SE Port St. Lucie Boulevard

Port St. Lucie, Florida 34952

(772) 398-1388

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Skiles

Chief Executive Officer

FPB Bancorp, Inc.

1301 SE Port St. Lucie Boulevard

Port St. Lucie, Florida 34952

(772) 398-1388

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

A. George Igler, Esq. or Richard Pearlman, Esq. Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308	Gregory C. Yadley, Esq. or Julio C. Esquivel, Esq. Shumaker, Loop & Kendrick, LLP Bank of America Plaza 101 East Kennedy Boulevard, Suite 2800 Tampa, Florida 33602

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a Smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Units of Common Stock and Warrants	3,250,000	$13,000,000	$926.90(1)
Common Stock, par value $0.01, contained in Units	13,000,000	Included with above	Included with above
Warrants to Purchase Common Stock	3,250,000	Included with above	Included with above
Common Stock, par value $0.01, underlying Warrants	3,250,000	$3,250,000	$347.60(1)

(1)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

Explanatory Note

This amendment is solely for the purpose of incorporating into this registration statement FPB Bancorp, Inc.’s Form 10-Q for the quarterly period ended June 30, 2010, and two Current Reports on Form 8-K.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 19, 2010 (File No. 000-33351);

•

Our Quarterly Reports on Form 10-Q: for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 14, 2010 and for the quarter ended June 30, 2010, filed with the Securities and Exchange Commission on August 3, 2010 (File No. 000-33351);

•

Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 13, 2010, March 24, 2010, April 28, 2010, May 3, 2010 and July 27, 2010(2) (excluding, in each case, information or documents furnished but not filed therewith) (File No. 000-33351); and

•	Our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 19, 2010 (File No. 000-33351)

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, at no cost to the requester, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to FPB Bancorp, Inc., Nancy E. Aumack, Chief Financial Officer, 1792 NE Jensen Beach Boulevard, Jensen Beach, Florida 34957. Telephone requests for copies should be directed to (772) 398-1388. Such documents are also available through our Internet website: www.1stpeoplesbank.com.

You may read and copy any of these documents at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

1

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commission. All of such expenses will be paid by us. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

SEC registration fee	$1,744
Nasdaq listing fee	500
Accounting fees and expenses	40,000
Legal fees and expenses	200,000
Printing and shipping	55,000
Miscellaneous	82,756

Total	$380,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Florida law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty of care or any other duty owed to FPB Bancorp, Inc. as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of FPB Bancorp, Inc. or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

FPB Bancorp, Inc.’s Bylaws provides that we shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of FPB Bancorp, Inc., against reasonable expense incurred by him in connection with such defense.

The Bylaws also provide that FPB Bancorp, Inc. is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of FPB Bancorp, Inc. and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On December 5, 2008, we entered into a purchase agreement with the United States Department of the Treasury, pursuant to which we agreed to issue and sell (i) 5,800 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share and (ii) a warrant to purchase 183,158 shares of our common stock, par value $0.01 per share, for an aggregate purchase price of $5,800,000 in cash. These securities were sold in a transaction exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. The purchaser in such transaction was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits. The following exhibits are filed with or incorporated by reference into this Registration Statement. The exhibits marked with an (a) were previously filed as a part of the Company’s Registration Statement on Form SB-1, filed with the Federal Deposit Insurance Corporation on April 30, 2000; those marked with a (b) were filed with the Company’s 2003 Proxy Statement filed with the Security and Exchange Commission (“SEC”) on March 28, 2003; those marked with a (c) were filed with the Company’s Definitive Schedule 14A filed with the SEC on October 26, 2005; those marked with a (d) were filed with the Company’s Form 8-A with the SEC on November 16, 2001; those marked with an (e) were filed with the Company’s Form 10-QSB with the SEC on August 2, 2008; those marked with an (f) were filed with the Company’s Form 10-QSB with the SEC on November 6, 2008; those marked with a (g) were filed with the Company’s Form S-1A filed on October 29, 2009; those marked with an (h) were filed with the Company’s Form 8-K on December 5, 2008; those marked with an (i) were filed with the Company’s Form S-1 on September 17, 2009; those marked with a (j) were filed with the Company’s Form 10-Q on November 16, 2009; those marked with a (k) were filed with the Company’s Form S-1 filed on May 26, 2010; and those marked with an (l) were filed with the Company’s Form S-1/A on June 15, 2010; and those marked with an (m) were filed with the Company’s Form S-1/A on July 16, 2010.

Exhibit No.	Description of Exhibit
(m)1.1	Form of Placement Agent Agreement

(d)3.1	Articles of Incorporation

(d)3.2	Bylaws

(e)3.3	Amendment to the Bylaws, Adopted August 15, 2008

(h)3.4	Articles of Amendment to the Articles of Incorporation

(j)3.5	Articles of Amendment to the Articles of Incorporation

(a)4.1	Specimen copy of certificate evidencing shares of the Company’s common capital stock, $0.01 par value

(a)4.2	First Peoples Bank Stock Option Plan dated January 14, 1999

(h)4.3	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A

(h)4.4	Warrant to Purchase Up to 183,158 Shares of Common Stock

(b)4.5	Amendment to First Peoples Bank Stock Option Plan

(c)4.6	2005 Stock Compensation Plan

(l)4.7	2010 Warrant Plan, including Form Warrant Certificate

(m)5.1	Opinion of Igler & Dougherty, P.A.

(a) 10.1	First Peoples Bank Qualified 401(k) Profit Sharing Plan, dated May 1, 1999

(f)10.2	Amended and Restated Employment Agreement for David W. Skiles

(e)10.3	Amended and Restated Change in Control Agreement for Nancy E. Aumack

Exhibit No.	Description of Exhibit

(e)10.4	Amended and Restated Change in Control Agreement for Stephen J. Krumfolz

(e)10.5	Amended and Restated Change in Control Agreement for Marge Riley

(h)10.6	Letter Agreement, dated December 5, 2008 between the Company and the United States Department of the Treasury

(h)10.7	Form of Waiver, executed by each of David W. Skiles, Nancy E. Aumack and Marge Riley

(h)10.8	Form of Compliance Agreement, executed by each of David W. Skiles, Nancy E. Aumack, and Marge Riley

(h)10.9	Securities Purchase Agreement – Standard Terms between the Company and the United States Department of the Treasury

(k)10.10	Form of Escrow Agreement

(i)21.1	Subsidiaries of the Registrant

(m)23.1	Consent of Igler & Dougherty, P.A. (contained in Exhibit 5.1)

23.2	Consent of Hacker, Johnson & Smith, P.A

(i)24.1	Power of Attorney (contained in the signature page)

ITEM 17.	UNDERTAKINGS

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port St. Lucie, State of Florida on August 25, 2010.

FPB BANCORP, INC.

By:	/s/ David W. Skiles
David W. Skiles President, Chief Executive Officer & Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated.

Signature	Title	Date

/s/ Nancy E. Aumack Nancy E. Aumack	Senior Vice President, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer	August 25, 2010

/s/ Gary A. Berger* Gary A. Berger	Chairman and the Board of Directors	August 25, 2010

/s/ Donald J. Cuozzo* Donald J. Cuozzo	Director	August 25, 2010

/s/ Ann L. Decker* Ann L. Decker	Corporate Secretary and Director	August 25, 2010

/s/ Timothy K. Grimes* Timothy K. Grimes	Director	August 25, 2010

/s/ John S. Leighton* John S. Leighton, III	Director	August 25, 2010

/s/ Paul J. Miret* Paul J. Miret	Director	August 25, 2010

/s/ Robert L. Seeley* Robert L. Seeley	Director	August 25, 2010

/s/ David W. Skiles David W. Skiles	Chief Executive Officer, President, Principal Executive Officer, Director	August 25, 2010

Signature	Title	Date

/s/ Paul A. Zinter* Paul A. Zinter	Vice Chairman of the Board of Directors	August 25, 2010

*	David W. Skiles, pursuant to a power of attorney dated May 26, 2010